EXHIBITS FOR SUB-ITEM 77D - UTF


Exhibit 77Q1(b)

Changes to Derivatives Policies

The Board of Directors, at its June 9-10, 2009 meeting, expanded the Fund's universe of permissible derivatives transactions. The Fund may, but is not required to, use, without limit, various strategic transactions described below to seek to generate return, facilitate portfolio management and mitigate risks. Although the investment manager may seek to use these kinds of transactions to further the Fund's investment objectives, no assurance can be given that they will achieve this result. The Fund may enter into exchange-listed and over-the-counter put and call options on securities (including securities of investment companies and baskets of securities), indexes, and other financial instruments; purchase and sell financial futures contracts and options thereon; enter into various interest rate transactions, such as swaps, caps, floors or collars or credit transactions; equity index, total return and credit default swaps; forward contracts; and structured investments. In addition, the Fund may enter into various currency transactions, such as forward currency contracts, currency futures contracts, currency swaps or options on currency or currency futures. The Fund also may purchase and sell derivative instruments that combine features of these instruments. The Fund may invest in other types of derivatives, structured and similar instruments which are not currently available but which may be developed in the future. Collectively, all of the above are referred to as "Derivatives Transactions."

Derivatives Transactions can be highly volatile and involve various types and degrees of risk, depending upon the characteristics of the particular derivative, including the imperfect correlation between the value of such instruments and the underlying assets, the possible default of the other party to the transaction and illiquidity of the derivative instruments. Derivatives Transactions may entail investment exposures that are greater than their cost would suggest, meaning that a small investment in derivatives could have a large potential impact on the Fund's performance, effecting a form of investment leverage on the Fund's portfolio. In certain types of Derivatives Transactions the Fund could lose the entire amount of its investment; in other types of Derivatives Transactions the potential loss is theoretically unlimited. The market for many derivatives is, or suddenly can become, illiquid. Changes in liquidity may result in significant, rapid and unpredictable changes in the prices for Derivatives Transactions. The Fund could experience losses if it were unable to liquidate its position because of an illiquid secondary market. Successful use of Derivatives Transactions also is subject to the ability of the Investment Manager to predict correctly movements in the direction of the relevant market and, to the extent the transaction is entered into for hedging purposes, to ascertain the appropriate correlation between the transaction being hedged and the price movements of the derivatives. Derivatives Transactions entered into to seek to manage the risks of the Fund's portfolio of securities may have the effect of limiting gains from otherwise favorable market movements. The use of Derivatives Transactions may result in losses greater than if they had not been used (and a loss on a Derivatives Transaction position may be larger than the gain in a portfolio position being hedged), may require the Fund to sell or purchase portfolio securities at inopportune times or for prices other than current market values, may limit the amount of appreciation the Fund can realize on an investment, or may cause the Fund to hold a security that it might otherwise sell. Amounts paid by the Fund as premiums and cash or other assets held as collateral with respect to Derivatives Transactions may not otherwise be available to the Fund for investment purposes.

The use of currency transactions can result in the Fund incurring losses as a result of the imposition of exchange controls, political developments, government intervention or failure to intervene, suspension of settlements or the inability of the Fund to deliver or receive a specified currency. Structured notes and other related instruments carry risks similar to those of more traditional derivatives such as futures, forward and option contracts. However, structured instruments may entail a greater degree of market risk and volatility than other types of debt obligations.

The Fund will be subject to credit risk with respect to the counterparties to certain Derivatives Transactions entered into by the Fund. Derivatives may be purchased on established exchanges or through privately negotiated transactions referred to as over-the-counter ("OTC") derivatives. Exchange-traded derivatives generally are guaranteed by the clearing agency which is the issuer or counterparty to such derivatives. However, many futures exchanges and boards of trade limit the amount of fluctuation permitted in futures contract prices during a single trading day and once the daily limit has been reached in a particular contract no trades may be made that day at a price beyond that limit or trading may be suspended. There also is no assurance that sufficient trading interest to create a liquid secondary market on an exchange will exist at any particular time and no such secondary market may exist or may cease to exist. Each party to an OTC derivative bears the risk that the counterparty will default. OTC derivatives are less liquid than exchange-traded derivatives because the other party to the transaction may be the only investor with sufficient understanding of the derivative to be interested in bidding for it. If a counterparty becomes bankrupt or otherwise fails to perform its obligations under a derivative contract due to financial difficulties, the Fund may experience significant delays in obtaining any recovery under the derivative contract in bankruptcy or other reorganization proceeding. The Fund may obtain only a limited recovery or may obtain no recovery in such circumstances.

The Fund will not be a commodity pool (i.e., a pooled investment vehicle which trades in commodity futures contracts and options thereon and the operator of which is registered with the Commodity Futures Trading Commission). In addition, the Fund has claimed an exclusion from the definition of commodity pool operator and, therefore, is not subject to registration or regulation as a pool operator under the Commodity Exchange Act.

Changes to Investment Objective

The Board of Directors, including the Directors who are not "Interested persons" (as defined in the Investment Company Act of 1940) of the Fund (the Independent Directors), at a meeting held on June 29, 2009 and August 11, 2009, approved and submitted for shareholder approval, changing the Fund's investment objective to facilitate a broader investment focus on infrastructure securities. shareholder approval of the change to the investment objective was required because the investment objective is a "fundamental" policy, meaning it may only be changed with shareholder approval. At a special meeting of shareholders initially held on October 22, 2009, and adjourned until November 24, 2009, shareholders of the Fund approved changing the Fund's then current (old) investment objective to its new investment objective as set forth below.

Old Investment Objective: The Fund's investment objective is to achieve a high level of after-tax total return through investment in utility securities.

New Investment Objective: The Fund's investment objective is total return, with an emphasis on income.
This change was proposed to facilitate a change in the Fund's investment focus from utility securities to infrastructure securities.

Changes to Principal Investment Strategy and Certain Non-Fundamental Investment Policies Investment Strategy

In addition, the Fund's Board adopted, subject to stockholder approval of the change in the Fund's investment objective, a policy that the Fund invest, under normal market conditions, at least 80% of its managed assets in securities issued by infrastructure companies, which consist of utilities, pipelines, toll roads, airports, railroads, ports, telecommunications companies and other infrastructure companies. This policy took effect upon stockholder approval of the investment objective change and replaced the Fund's current (old) policy to invest at least 80% of its managed assets in a portfolio of securities issued by utility companies. The new 80% investment policy is non-fundamental and may be changed by the Fund's Board without stockholder approval. However, the Fund will provide stockholders with written notice at least 60 days' prior to a change in its 80% investment policy. The Fund's Board also approved, subject to stockholder approval of the change in the Fund's investment objective, changing the Fund's name to "Cohen & Steers Infrastructure Fund, Inc." Effective with the foregoing changes, the Fund's primary benchmark changed from the S&P 1500 Utility Index to the UBS Global 50/50 Infrastructure & Utilities
Index, which tracks a 50% exposure to the global developed-market utilities sector and a 50% exposure to the global developed-market infrastructure sector. The changes to the Fund's name, its benchmark and completion of the transition of the Fund's portfolio to investment in infrastructure securities were effective January 1, 2010. The Fund's NYSE trading symbol "UTF" remains the same.

In making investment decisions with respect to common stocks and other equity securities issued by infrastructure companies, the investment manager will rely on a fundamental analysis of each company. Securities will be evaluated for their potential to provide an attractive total return through a combination of current income and capital appreciation. The investment manager will review each company's potential for success in light of general economic and industry trends, as well as the company's quality of management, financial condition, business plan, industry and sector market position, dividend payout ratio and corporate governance. The investment manager utilizes a value-oriented approach, and evaluates each company's valuation on the basis of relative price/cash flow and price/earnings multiples, earnings growth rate, dividend yield, and price/book value, among other metrics. These equity securities can consist of: common stocks; rights or warrants to purchase common stocks; securities convertible into common stocks where the conversion feature represents, in the investment advisor's view, a significant element of the securities' value; preferred stocks; and equity units.

Infrastructure companies derive at least 50% of their revenues from, or have at least 50% of their assets committed to, the generation, transmission, sale or distribution of electric energy; distribution, purification and treatment of water; production, transmission or distribution of natural resources used to produce energy; and provision of communication services, including cable television, satellite, microwave, radio, telephone and other communications media. In addition, infrastructure companies derive at least 50% of their revenues from, or have at least 50% of their assets committed to, the management, ownership and/or operation of infrastructure assets or construction, development or financing of infrastructure assets, such as pipelines, toll roads, airports, railroads or ports. Infrastructure companies also include energy-related companies organized as master limited partnerships ("MLPs") and their affiliates.

Securities and instruments of infrastructure companies are more susceptible to adverse economic or regulatory occurrences affecting their industries. Infrastructure companies may be subject to a variety of factors that may adversely affect their business or operations, including high interest costs in connection with capital construction programs, high leverage, costs associated with environmental and other regulations, the effects of economic slowdown, surplus capacity, increased competition from other providers of services, uncertainties concerning the availability of fuel at reasonable prices, the effects of energy conservation policies and other factors. Infrastructure companies may also be affected by or subject to (i) regulation by various government authorities, (ii) government regulation of rates charged to customers, (iii) service interruption due to environmental, operational or other mishaps, (iv) the imposition of special tariffs and changes in tax laws, regulatory policies and accounting standards, and (v) general changes in market sentiment towards infrastructure and utility assets.

In connection with approving the changes to the Fund's investment objective, the Board also approved expanding the Fund's permissible investments to include energy-related MLPs and their affiliates (up to 25% of the Fund's managed assets) and Canadian royalty trusts, which took effect upon stockholder approval of the investment objective change.

An MLP is a publicly traded company organized as a limited partnership or limited liability company and treated as a partnership for federal income tax purposes. MLPs may derive income and gains from the exploration, development, mining or production, processing, refining, transportation (including pipelines transporting gas, oil, or products thereof), or the marketing of any mineral or natural resources. MLPs generally have two classes of owners, the general partner and limited partners. The general partner of an MLP is typically owned by one or more of the following: a major energy company, an investment fund, or the direct management of the MLP. The general partner may be structured as a private or publicly traded corporation or other entity. The general partner typically controls the operations and management of the MLP through an up to 2% equity interest in the MLP plus, in many cases, ownership of common units and subordinated units. Limited partners own the remainder of the partnership, through ownership of common units, and have a limited role in the partnership's operations and management.

An investment in MLP units involves some risks that differ from an investment in the common stock of a corporation. Holders of MLP units have limited control on matters affecting the partnership. Investing in MLPs involves certain risks related to investing in the underlying assets of the MLPs and risks associated with pooled investment vehicles. MLPs holding credit-related investments are subject to interest rate risk and the risk of default on payment obligations by debt issuers. MLPs that concentrate in a particular industry or a particular geographic region are subject to risks associated with such industry or region. The benefit derived from the Fund's investment in MLPs is largely dependent on the MLPs being treated as partnerships for federal income tax purposes.

A Canadian royalty trust is a trust whose securities are listed on a Canadian stock exchange and which controls an underlying company whose business is the acquisition, exploitation, production and sale of oil and natural gas. These trusts generally pay out to unitholders the majority of the cash flow that they receive from the production and sale of underlying oil and natural gas reserves. The amount of distributions paid on a Canadian royalty trust's units will vary from time to time based on production levels, commodity prices, royalty rates and certain expenses, deductions and costs, as well as on the distribution payout ratio policy adopted. As a result of distributing the bulk of their cash flow to unitholders, the ability of a Canadian royalty trust to finance internal growth through exploration is limited. Therefore, Canadian royalty trusts typically grow through acquisition of additional oil and gas properties or producing companies with proven reserves of oil and gas, funded through the issuance of additional equity or, where the trust is able, additional debt.

Other Investment Policies

The Board also approved the removal of the 20% investment limitation in preferred securities and other fixed income securities issued by any type of company. The risks of investing in preferred securities include (i) such securities may be more sensitive to changes in interest rates than common stocks; (ii) certain issuers may, at their discretion, defer or omit distributions for a stated period without any adverse consequences to the issuer; (iii) generally subordinated to bonds and other debt instruments in a company's capital structure in terms of having priority to corporate income and liquidation payments; (iv) may be substantially less liquid than many other securities, such as common stocks; (v) generally, traditional preferred securities offer no voting rights with respect to the issuing company unless preferred dividends have been in arrears for a specified number of periods and in certain varying circumstances and (vi) an issuer of preferred securities may redeem the securities prior to a specified date. Debt securities, such as bonds, involve credit risk. Credit risk is the risk that the borrower will not make timely payments of principal and interest. Changes in an issuer's credit rating or the market's perception of an issuer's creditworthiness may also affect the value of the Fund's investment in that issuer. The degree of credit risk depends on the issuer's financial condition and on the terms of the securities. Debt securities are also subject to interest rate risk. Interest rate risk is the risk that the value of a debt security may fall when interest rates rise. In general, the market price of debt securities with longer maturities will go up or down more in response to changes in interest rates than the market price of shorter term securities.

The Board also voted to remove the 20% limitation on investments in foreign securities and 10% limitation on investments in emerging market securities. The Fund has no geographic restrictions and expects to invest in infrastructure companies primarily in developed countries, but may invest in securities of infrastructure companies domiciled in emerging market countries. Risks of investing in foreign securities include currency risks, future political and economic developments and possible imposition of foreign withholding taxes on income payable on the securities. In addition, there may be less publicly available information about a foreign issuer than about a domestic issuer, and foreign issuers may not be subject to the same accounting, auditing and financial recordkeeping standards and requirements as domestic issuers. Emerging market countries generally have less developed markets and economies and, in some countries, less mature governments and governmental institutions. A small number of companies representing a limited number of industries may account for a significant percentage of an emerging country's overall market and trading volume. Emerging market countries may have political and social uncertainties, and their economies may be over-dependent on exports, especially with respect to primary commodities, making these economies vulnerable to changes in commodity prices. Emerging market countries may have overburdened infrastructure and obsolete or unseasoned financial systems, environmental problems, less developed legal systems and less reliable custodial services and settlement practices.

The Board also approved expanding the types of permitted investments for temporary defensive measures to include short-term debt instruments, government securities, cash or cash equivalents (currently only short-term debt).

Appointment of Subadvisors

In connection with approving the change to the Fund's investment objective, the Board approved the appointment of Cohen & Steers Europe S.A., Cohen & Steers Asia Limited and Cohen & Steers UK Limited as sub-investment advisors (the subadvisors) for the Fund, which took effect on January 1, 2010. Each of the subadvisors is a direct or indirect wholly-owned subsidiary of the investment manager's parent company, CNS. The activities and responsibilities of the investment manager with respect to the Fund may be performed by one or more of the subadvisors. The investment manager compensates the subadvisors out of the investment management fee it receives from the Fund, and the Fund's investment management fees will not change. Appointment of the subadvisors was not subject to approval by the Fund's stockholders, and is in reliance on the issuance of an opinion from Fund counsel.